                                                                                                  Exhibit 99.3

LYNCH CORPORATION AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS  (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           LGL GROUP, INC.
                                                                           UNAUDITED PROFORMA CONSOLIDATED
                                                                           CONDENSED STATEMENTS OF OPERATIONS
                                                                           YEAR ENDED DECEMBER 31, 2006

                                                                                    (1)
                                                               As Reported    Reflects Activity    Pro-forma
                                                                              of Lynch Systems
SALES AND REVENUES                                             $    49,300      $     7,751      $    41,549
COST OF SALES                                                       35,747            6,445           29,302
                                                               -----------      -----------      -----------
  OPERATING EXPENSES                                                14,101            3,017           11,084
                                                               -----------      -----------      -----------
OPERATING INCOME (LOSS)                                               (548)          (1,711)           1,163

INVESTMENT INCOME                                                    1,750               (2)           1,752
INTEREST (EXPENSE)                                                    (570)            (105)            (465)
OTHER INCOME (EXPENSE)                                                   7               14               (7)
                                                                     1,187              (93)           1,280
                                                               -----------      -----------      -----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES                      639           (1,803)           2,442

PROVISION FOR FEDERAL INCOME TAXES                                     226              341             (115)
                                                               -----------      -----------      -----------
NET INCOME (LOSS)                                              $       865       $   (1,462)     $     2,327
                                                               ===========      ===========      ===========
weighted average shares outstanding                              2,154,702                         2,154,702
Earnings Per Share                                             $      0.40                       $      1.08

(1) represents the elimination of the revenue and other costs associated with Lynch Systems which was sold on
June 19, 2007